UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 11, 2014 (April 10, 2014)

KATE SPADE & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Park Avenue, New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.

On April 10, 2014, Kate Spade & Company (the “Company”) issued a conditional redemption notice (the “Notice”) with respect to its 10.5% Senior Secured Notes due April 2019 (the “Senior Notes”).  Pursuant to the Notice, the Company gave holders of the Senior Notes notice that, subject to the conditions precedent stated herein, it will redeem up to $334.8 million aggregate principal amount of the Senior Notes (the “Redemption Notes”) at a price equal to 105.25% of the aggregate principal amount of the Redemption Notes.  Such redemption (the “Redemption”) is scheduled to occur on May 10, 2014 (the “Redemption Date”).

As permitted by the terms of the Senior Notes, the Notice and the Redemption are conditioned on the receipt by the Company, on or prior to the Redemption Date, of funds from a new financing arrangement with various lenders on terms satisfactory to the Company, providing aggregate funds (the “Redemption Funds”) sufficient for the Company to pay the aggregate redemption price for the Redemption Notes to be redeemed on the Redemption Date (the “Financing Condition”), unless such Financing Condition is earlier waived (in whole or in part) by the Company in writing.  To the extent that sufficient Redemption Funds to redeem the full aggregate principal amount of the Redemption Notes are not received by the Company on or prior to the Redemption Date, the Notice applies only to those Redemption Notes able to be redeemed using the amount of Redemption Funds received by the Company on or prior to the Redemption Date, unless the Financing Condition is earlier waived (in whole or in part) by the Company in writing.

On April 10, 2014, the Company entered into a new $400.0 million secured term credit facility maturing in April 2021 to refinance the Senior Notes. The Company expects to draw on the facility on or about the date of redemption of the Senior Notes. A summary of the credit facility will follow in a current report on Form 8-K to be filed within the required deadlines.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATE SPADE & COMPANY

Date: April 11, 2014	By:	/s/ Christopher T. Di Nardo
	Name:	Christopher T. Di Nardo
	Title:	Senior Vice President – General Counsel and Secretary